Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

Brocade	Brocade
Public Relations	Investors Relations
John Noh	Alex Lenke
Tel: 408-333-5108	Tel: 408-333-6758
jnoh@brocade.com	alenke@brocade.com

Foundry Networks	Foundry Networks	FD
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.293.4411
dfairfax@foundrynet.com	miburg@foundrynet.com	brendan.lahiff@fd.com
Brocade and Foundry Networks Reach Agreement in Principle to Reduce
Acquisition Purchase Price
Foundry Announces Further Adjournment of Special Stockholder Meeting
SAN JOSE & SANTA CLARA, Calif. -Oct. 29, 2008- Brocade® (NASDAQ: BRCD) and Foundry Networks™, Inc. (NASDAQ: FDRY) announced today that they have reached an agreement in principle to amend the Agreement and Plan of Merger previously announced on July 21, 2008 between the two companies relating to Brocade’s proposed acquisition of Foundry. Under the agreement in principle, Foundry’s shareholders would be entitled to receive $16.50 of cash for each share of Foundry common stock. The revised transaction would have an aggregate purchase price of approximately $2.6 billion.
In addition, to permit Foundry and Brocade the opportunity to finalize the documentation, Foundry today announced today that its special meeting of shareholders is further adjourned until Friday November 7, 2008 at 4:00 p.m. PST.
Cautionary Statement
This press release contains statements that are forward-looking in nature; including statements regarding conditions remaining to the expected close of the proposed transaction and the financing of the transaction by Brocade and our ability to reach a mutually agreeable amendment to the Agreement and Plan of Merger to reflect the terms agreed to in principle. These statements are based on current expectations on the date of this press release and involved a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to whether a definitive agreement can be negotiated and whether a transaction will be consummated. Certain of these and other risks are set forth in more detail under “Item 1A. Risk Factors” in Brocade’s Quarterly Report for the quarter ended July 26, 2008 and Foundry’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. Neither Brocade nor Foundry assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Brocade
Brocade is the leading provider of data center networking solutions that help organizations connect, share, and manage their information in the most efficient manner. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.
About Foundry Networks
Foundry Networks, Inc. (NASDAQ: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit www.foundrynet.com.
Additional Information
In connection with the proposed acquisition of Foundry Networks, Inc., on August 26, 2008, Brocade Communications Systems, Inc. filed a Registration Statement on Form S-4 (File No. 333-153205), as amended, that includes a proxy statement/prospectus for Foundry stockholders in connection with the transaction. The proxy statement/prospectus was disseminated to Foundry stockholders on or about September

25, 2008. Investors and securityholders are urged to read the proxy statement/prospectus because it contains important information about the proposed transaction.
Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Brocade Investor Relations at (408) 333-6758 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at http://www.brcd.com or Foundry’s website at http://www.foundrynet.com/company/ir or the SEC’s website at http://www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.
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